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                                                                    EXHIBIT 3.29

                              CERTIFICATE OF CHANGE

                                       OF

                                 NHW Auburn, LLC

            Under Section 211-A of the Limited Liability Company Law

1.   The name of the limited liability company is: NHW Auburn, LLC.

2. The date of filing of the original articles of organization with the Department of State was March 27th, ILLEGIBLE.

3.   The articles of organization are amended:

     To change the post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the limited liability company which may be served on him to read as follows: c/o C T Corporation System, 111 Eighth Avenue, New York, NY 10011.

     To designate C T CORPORATION SYSTEM located at 111 Eighth Avenue, New
York, NY 10011 as its registered agent in New York upon whom all process against the limited liability company may be served.

     To change the location of the limited liability company's office to New York County.

                             Owens-Brockway Glass Container Inc.


                              /s/ James W. Baehren
                             --------------------------------------------------
                             James W. Baehren, Vice President/Authorized Person

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                              CERTIFICATE OF CHANGE

                                       OF

                                 NHW AUBURN, LLC

            UNDER SECTION 211-A OF THE LIMITED LIABILITY COMPANY LAW

                                 Kelly McGaharan
                               Owens-Illinois Inc.
                                    1 SeaGate
                                Toledo, OH 43666

                                                                         [STAMP]

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